PUBC Reinstates Contract to Take Terrax Public

LAS VEGAS, Mar. 1, 2005 -- Public Company Management Corporation (OTCBB: PUBC) announced today that its Go Public Today “GPT” division has reinstated its contract with Terrax, Inc., to prepare Terrax for listing on the OTCBB stock market.  In addition, Terrax will enter into a compliance contract with the company’s compliance division, Public Company Management Services “PCMS”.

“We are happy to be working with Terrax again and glad to have past misunderstandings resolved,” stated PUBC Chief Executive Officer Stephen Brock.  “We look forward to helping bring this very promising company to market,” added Brock.

Under the terms of the settlement between the two companies, the 500,000 shares previously issued to GPT have been declared fully paid and non-assessable.  Payment of the balance of the previously-negotiated contract will be made to GPT following a capital raise once Terrax is trading on the Pink Sheets.  Once GPT ensures that Terrax has begun trading on the OTCBB, PCMS will manage the company’s compliance for an additional combination of cash and Terrax common stock.

“Public Company Management Corporation’s business model is designed to provide a full compliment of services to growing companies from the time they first consider whether or not going public makes sense for them to long after they have become publicly traded,” stated Stephen Brock, CEO of Public Company Management Corporation.   “Our relationship with Terrax is a good example of how one of our divisions will help them to go public and then another division will step in and support the company’s long-term compliance needs as a public entity.  This fits nicely with our ultimate goal, which is to boost shareholder equity through a growing client base, expanded service offerings and higher revenues,” adds Brock.

The company would also like to issue the following correction:

The company's press release "PUBC realizes 78% return on property sale", issued on Feb. 23, 2005, included inaccurate information.  According to the press release, PUBC's trailing twelve months EPS was $0.146.  This is inaccurate.  The correct information is as follows:

"Our trailing twelve month (ttm) revenues are $0.146 per share, and our ttm Earnings Per Share (EPS) is $0.094.  With the current stock price of $0.93 per share our Price/Earnings ratio is only 9.9, compared to the S&P 500 average of 20.81. We understand a fair valuation in the marketplace requires educating the investment community on our business model, financial performance and future plans. This is exactly what we intend to do," continues Brock.

About Terrax, Inc.

Terrax is a development stage company providing business application and e-commerce software for cross-border trade. The company, which has special logistics arrangements with industry leaders such as A&A Contract Custom Brokers Ltd. and Federal Express (NYSE: FDX), specializes in software applications for businesses acting as US exporters. Its Internet-based products incorporate technology for US and Canada cross-border logistics and low cost shipping options.  Through its consulting services group, Terrax provides business solutions designed to integrate its branded WeNetShip applications into e-commerce portals at medium- to large-scale businesses.

About Public Company Management Corporation

PUBC helps business owners create liquidity for investors and long-term value for their companies, shareholders and partners by participating in public capital markets. PUBC supports the full lifecycle of entering the public market through its various subsidiaries:

Education -- Pubco White Papers

   (http://www.PubcoWhitePapers.com) hosts a comprehensive

   body of knowledge on private and public equity markets.

Registration and listing -- Go Public Today

   (http://www.GoPublicToday.com) provides a complete solution to help small companies register securities for public

   offerings and obtain a listing on the OTCBB.

Regulatory compliance -- Public Company Management

   Services (http://www.PCMS-Team.com) assists new and

   existing public companies in negotiating the new

   complexities of maintaining a public company and creating

   sustainable and affordable compliance processes.

PUBC leads by example, demonstrating to current and future clients best practices in taking a company public, investor relations, public relations, regulatory compliance, and raising capital.

Safe Harbor

This press release contains or may contain forward-looking statements such as statements regarding the Company’s growth and profitability, growth strategy, liquidity and access to public markets, operating expense reduction, and trends in the industry in which the Company operates. The forward-looking statements contained in this press release are also subject to other risks and uncertainties, including those more fully described in the Company’s filings with the Securities and Exchange Commission. The Company assumes no obligation to update these forward-looking statements to reflect actual results, changes in risks, uncertainties or assumptions underlying or affecting such statements, or for prospective events that may have a retroactive effect.

Public Company Management Corporation (OTC Bulletin Board: PUBC )

Contact:

     Public Company Management Corporation

     Stephen Brock

     President/CEO

     (702) 222-9076

     info@PublicCompanyManagement.com

     www.PublicCompanyManagement.com